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                                                                    EXHIBIT 99.1

                                          [FLAGSTAR LOGO]

                                          NEWS RELEASE
                                          FOR MORE INFORMATION, CONTACT:
                                          Paul D. Borja
                                          Executive Vice President / CFO
                                          (248) 312-2000

                                          FOR IMMEDIATE RELEASE

FLAGSTAR BANCORP PERSONNEL ANNOUNCEMENT

Troy, Mich. (Oct 21, 2005) - Flagstar Bancorp, Inc. (NYSE:FBC), announced today that on October 19, 2005, the Boards of Directors of the Company and Flagstar Bank, F.S.B. appointed Jay J. Hansen as an independent member of the Boards of Directors of the Company and the Bank. Mr. Hansen will also serve as Chairman of the Audit Committee of the Company and the Bank.

Since May 2003, Mr. Hansen has served as Chief Financial Officer and Vice President of Noble International, Ltd., a Nasdaq-listed company and a supplier of automotive parts, component assemblies and value-added services to the automotive industry, and served as Vice President of Corporate Development from 2002 to 2003. Prior to joining Noble, Mr. Hansen was Vice President at Oxford Investment Group, a privately held merchant bank with holdings in a variety of business segments. Mr. Hansen was with Oxford from 1994 to 2002 and served as the Vice President from 2000 to 2002. Prior to joining Oxford, Mr. Hansen held several management positions at Michigan National Bank. Mr. Hansen received his Bachelor of Science Degree from The Wharton School at the University of Pennsylvania in 1985.

Flagstar Bancorp, which has $14.9 billion in total assets, is the second largest banking institution headquartered in Michigan. Flagstar operates 129 banking centers in Michigan, Indiana and Georgia, home loan centers in 27 states and correspondent lending offices across the country. Flagstar is one of the nation's leading originators of residential mortgage loans.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock, is provided for general information, and is not intended to predict the future earnings of Flagstar Bancorp, Inc. Additional information about Flagstar may be accessed via the Internet at http://www.flagstar.com.